Exhibit 99.1

PLACER SIERRA BANCSHARES

PRESS RELEASE

MAY 1, 2006

For more information contact:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:

Ronald W. Bachli, Chairman & CEO	Tony Rossi
David E. Hooston, Chief Financial Officer	(310) 854-8317
(916) 554-4750

PLACER SIERRA BANCSHARES REPORTS $5.5 MILLION IN NET INCOME AND A 5.9%

INCREASE IN DILUTED EARNINGS PER SHARE FOR THE FIRST QUARTER OF 2006

Sacramento, California – May 1, 2006—Placer Sierra Bancshares (NASDAQ: PLSB), a $1.9 billion asset commercial banking company serving the Northern, Central and Southern California markets, today announced financial results for the first quarter ended March 31, 2006.

FIRST QUARTER 2006 FINANCIAL HIGHLIGHTS

•	GAAP net income increased 6.9% to $5.5 million from $5.2 million for the same period of 2005

•	GAAP earnings per diluted share increased 5.9% to $0.36 from $0.34 for the same period of 2005

•	GAAP return on average assets was 1.18% and return on average equity was 10.61%, compared to 1.16% and 10.93%, respectively, for the same period of 2005

•	Return on average tangible assets was 1.32% and average tangible equity was 23.18%, compared to 1.33% and 27.28%, respectively, for the same period of 2005

•	Net interest margin was 5.11%, compared to 5.20% for the same period of 2005

•	Cost of deposits increased to 1.44% from 0.73% for the same period of 2005

•	Yield on average earning assets increased to 6.78% from 6.12% for the same period of 2005

•	The efficiency ratio improved to 62.99% from 63.92% for the same period of 2005

•	Total loans and leases held for investment, net of deferred fees and costs, grew $40.7 million, a 12.0% annualized rate of growth, to $1.416 billion at March 31, 2006 from $1.375 billion at December 31, 2005

•	Total deposits grew $53.9 million, a 13.9% annualized rate of growth, to $1.627 billion at March 31, 2006 from $1.573 billion at December 31, 2005

EARNINGS HIGHLIGHTS

Net income for the three months ended March 31, 2006, was $5.5 million, a 6.9% increase over the $5.2 million reported for the same period of 2005. Earnings per diluted share for the three months ended March 31, 2006 was $0.36, an increase of 5.9% over $0.34 per diluted share for the same period of 2005.

For the three months ended March 31, 2006, the Company’s return on average assets and return on average equity were 1.18% and 10.61%, respectively, compared with 1.16% and 10.93%, respectively, for the first quarter of 2005.

Commenting on the first quarter, Ron Bachli, Chairman and Chief Executive Officer of Placer Sierra Bancshares, said, “Our loan growth was strong for the quarter, as a result of significant production of new credits as well as a slow down in the pace of early loan payoffs. This loan demand required us to delay the planned reduction of reliance on higher cost certificates of deposit, which combined with a highly competitive core deposit pricing environment, resulted in a significant increase in our cost of funds. These funding requirements resulted in more net interest margin compression than we had anticipated.”

On the outlook for future growth, Mr. Bachli stated, “We have made great strides toward meeting our objective for penetrating the middle market. We planned to hire 13 new middle market business development officers during 2006, and by the end of the first quarter we had already hired 12 banking officers. Although this expansion of our commercial banking team will result in some additional compensation expense during the first half of the year, we believe these business development officers will make a significant contribution to the attraction of middle market business customers and their lower cost core deposits. Accordingly, we continue to believe that we will be successful in achieving significant growth in core deposits this year, thereby lowering our cost of deposits and improving our net interest margin in the later half of this year.”

INCOME STATEMENT

Net interest income for the first quarter of 2006 was $20.8 million, an increase of 4.8% over net interest income of $19.9 million for the same period of 2005. The increase in net interest income reflects the growth in average interest earning asset balances of 6.5% for the first quarter of 2006 compared to the first quarter of 2005, offset by a decline in the Company’s net interest margin to 5.11% for the first quarter of 2006 compared to 5.20% for the same period of 2005. The decline in the Company’s net interest margin is primarily the result of an increase in the cost of interest bearing liabilities, principally deposits, which exceeded the pace of increases in yields on interest earning assets. The cost of deposits increased principally due to increased rates paid on interest bearing core deposits in order to attract funding to support loan growth.

Net interest margin for the first quarter of 2006 was 5.11%, compared to 5.20% during the first quarter of 2005, a decrease of nine basis points. During the first quarter of 2006, the yield on average earning assets increased 66 basis points to 6.78% from 6.12% from the first quarter of 2005, the yield on average loans increased 70 basis points to 7.22% from 6.52% and the cost of deposits increased 71 basis points to 1.44% from 0.73%. The increase in the yield on earning assets and average loans principally reflects the impact on loans tied to indexes associated with the prime rate, while the increase in the cost of deposits reflects increased deposit rates paid on all deposit types, as discussed above.

Total non-interest income for the first quarter of 2006 was $3.7 million, compared with $3.5 million for the first quarter of 2005. The growth in non-interest income over the first quarter of 2005 was primarily attributable to a 6.1% increase in service charges and fees on deposit accounts, resulting from the growth in deposits and the Company’s revised deposit fee structure initiated in May 2005, and a 41.3% increase in referral and other loan-related fees due to an increase in commercial real estate loans referred to third parties.

Total non-interest expense for the first quarter of 2006 was $15.4 million, compared with $14.9 million for the first quarter of 2005. The increase is primarily due to increased salaries and benefits costs, which reflects the growing size and complexity of the institution and increases in incentive compensation plans that support the Company’s growth strategy. Salary and benefits expense also includes a severance payment associated with restructuring of the Company’s credit function and the impact of expensing stock options and restricted stock grants made during the first quarter of 2006.

The Company’s efficiency ratio for the first quarter of 2006 was 62.99%, compared to 63.92% in the first quarter of 2005. The improvement in the efficiency ratio in the first quarter of 2006 compared to the same period in 2005 is primarily due to a 5.04% growth in total net interest income plus non-interest income when compared to only a 3.50% rate of growth in total non-interest expense in the first quarter of 2006 from the first quarter of 2005.

BALANCE SHEET

As of March 31, 2006, total assets were $1.922 billion, compared to $1.860 billion at December 31, 2005. Average assets for the first quarter of 2006 were $1.897 billion, compared with $1.804 billion for the same quarter of 2005, an increase of $92.8 million, or 5.1%.

Total loans and leases held for investment, net of deferred fees and costs, were $1.416 billion at March 31, 2006, compared with $1.375 billion at December 31, 2005, representing annualized growth of 12.0%. Average loans and leases held for investment for the first quarter of 2006 were $1.383 billion, compared with $1.292 billion for the same quarter of 2005, an increase of $91.1 million, or 7.0%. The increase in total loans and leases during the first quarter of 2006 was principally due to strong growth in commercial real estate mortgages.

Total deposits increased by $53.9 million, or an annualized 13.9%, to $1.627 billion at March 31, 2006, from $1.573 billion at December 31, 2005. Average deposits for the first quarter of 2006 were $1.594 billion, compared with $1.525 billion for the same quarter of 2005, an increase of $69.0 million, or 4.5%.

Total shareholders’ equity was $213.0 million at March 31, 2006, compared with $209.3 million at December 31, 2005. Average shareholders equity for the first quarter of 2006 was $211.3 million, compared with $191.8 million for the same quarter of 2005, an increase of $19.4 million, or 10.1%.

CREDIT QUALITY

The Company’s overall credit quality remained strong during the first quarter, resulting in the determination by management that no provision for the allowance for loan and lease loss was required.

Non-performing loans to total loans and leases held for investment declined to 0.09% at March 31, 2006 from 0.22% at December 31, 2005.

Net charge-offs were $149,000 in the first quarter of 2006, representing an annualized rate of 0.04% of average loans and leases held for investment. In the first quarter of 2005, net recoveries were $538,000, representing an annualized rate of 0.17% of average loans and leases. The allowance for loan and lease losses totaled $16.6 million at March 31, 2006 and represented 1.17% of loans and leases held for investment, net of deferred fees and costs, and 1,294.14% of non-performing loans and leases as of that date. The allowance for loan and lease losses totaled $16.7 million at December 31, 2005 and represented 1.22% of loans and leases held for investment net of deferred fees and costs, and 545.67% of non-performing loans and leases as of that date.

ACCOUNTING CHANGE

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“SFAS 123(R)”). As required by SFAS 123(R), in the first quarter of 2006 the Company began expensing stock options. Prior to the adoption of SFAS 123(R), the Company accounted for these plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. In accordance with APB Opinion No. 25, no stock based compensation cost related to stock option plans was reflected in net income for the three months ended March 31, 2005 as all options granted under these stock option plans had an exercise price of not less than the fair market value of the underlying common stock on the date of grant.

The Company believes that the presentation of its operating earnings excluding the effects of SFAS 123(R) on 2006 earnings is important to gaining an understanding of the financial performance of its core banking operations. Accordingly, the following table shows operating earnings, exclusive of the impact of SFAS 123(R), which is a non-GAAP basis presentation of the Company’s key performance indicators for the three months ended March 31, 2006 and 2005. The following table illustrates the effect on net income and earnings per share if the Company had not applied the fair value recognition provisions of SFAS No. 123(R), to stock-based compensation (dollars in thousands, except per share data):

	For the Three Months Ended March 31,
	2006	2005
Net income	$5,527	$5,170
Stock option compensation expense, net of tax	81	—

Operating earnings	$5,608	$5,170

Profitability Measures:

GAAP earnings per share – basic	$0.37	$0.35
GAAP earnings per share – diluted	$0.36	$0.34
GAAP return on average assets	1.18%	1.16
GAAP return on average shareholders’ equity	10.61%	10.93
GAAP efficiency ratio	62.99%	63.92

Operating earnings per share – basic	$0.37	$0.35
Operating earnings per share – diluted	$0.37	$0.34
Operating return on average assets	1.20%	1.16
Operating return on average shareholders’ equity	10.77%	10.93
Operating efficiency ratio	62.41%	63.92

REGULATORY CAPITAL

Placer Sierra Bancshares’ regulatory capital ratios at March 31, 2006 are as follows:

Leverage Ratio
Placer Sierra Bancshares	8.8%
Minimum regulatory requirement	4.0%

Tier 1 Risk-Based Capital Ratio
Placer Sierra Bancshares	10.4%
Minimum regulatory requirement	4.0%

Total Risk-Based Capital Ratio
Placer Sierra Bancshares	11.6%
Minimum regulatory requirement	8.0%

OUTLOOK

The Company has evaluated its earnings guidance for 2006 and now anticipates annual fully-diluted earnings per share, inclusive of giving effect to the pending merger with Southwest Community Bancorp, to be $1.78.

Commenting on the outlook for Placer Sierra Bancshares, Mr. Bachli said, “We anticipate improving our operating performance as we move through 2006, although we now expect more pressure on our net interest margin than we initially projected for the year. We have taken a number of steps to help manage our cost of funds, including adding deposit gathering specialists to our commercial banking team and enhanced our incentive program for middle market business development officers to focus on attracting low-cost deposits. Subject to shareholders’ approval, and other conditions being satisfied, we anticipate closing the Southwest Community Bancorp acquisition in June. Their low-cost deposit base is expected to enhance our net interest margin going forward. Also, we are continuing to execute our strategies to attract additional quality assets to the Bank while tightly managing our cost structure. We expect our diligence in these areas will help us manage through the challenges presented by the flat yield curve and the competitive deposit pricing environment.”

SECOND QUARTER 2006 DIVIDEND

Placer Sierra Bancshares also announced today that the Board of Directors declared a common stock cash dividend of $0.12 per share for the second quarter of 2006. The dividend will be payable on or about May 25, 2006 to its shareholders of record on May 12, 2006.

ABOUT PLACER SIERRA BANCSHARES

Placer Sierra Bancshares is a Northern California-based bank holding company for Placer Sierra Bank with 31 branches in an eight-county area of Northern California, including Placer, Sacramento, El Dorado, Sierra, Nevada, Amador, San Joaquin and Calaveras counties and nine branches in Southern California’s Orange and Los Angeles counties. Placer Sierra Bank and its divisions, Sacramento Commercial Bank, Bank of Orange County and Bank of Lodi, offer customers the resources of a large financial institution and the resourcefulness and superior customer service of a community bank.

Placer Sierra Bank offers a broad array of deposit products and services for both commercial and retail customers. These products include electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking. Placer Sierra Bank also provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans. For more information, please visit www.placersierrabank.com.

Placer Sierra Bancshares is publicly traded on NASDAQ under the stock symbol PLSB. For more information about Placer Sierra Bancshares, please visit www.placersierrabancshares.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve inherent risks and uncertainties, including, but not limited to, statements relating to the effect of the proposed merger between Placer Sierra Bancshares (“Placer” or the “Company”) and Southwest Community Bancorp (“Southwest”). All statements other than statements of historical fact are forward looking statements. Placer cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; growth may be inhibited if Placer or Southwest cannot attract deposits, including low-cost deposits; revenues are lower than expected or expenses are higher than expected; competitive pressure among depository institutions increases significantly; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which Placer or Southwest does business, are less favorable than expected; changes that may occur in the securities markets; Placer or Southwest may suffer an interruption of services from third-party service providers that could adversely affect Placer or Southwest’s business; Placer or Southwest may not be able to maintain an effective system of internal and disclosure controls; governmental approvals of the merger may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; the shareholders of Placer and Southwest may fail to provide the required approvals to consummate the merger; estimated cost savings from the merger cannot be fully realized within the expected time frame; revenues following the merger are lower than expected; potential or actual litigation relating to Placer, Southwest or the merger occurs; costs or difficulties related to the integration of the businesses of Placer and Southwest are more than expected; legislation or changes in regulatory requirements adversely affect the businesses in which Placer would be engaged; or factors occur which result in a condition to the merger transaction not being met. Additional factors that could cause Placer’s or Southwest’s financial results to differ materially from those described in the forward looking statements can be found in Placer and Southwest’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2005 (under the headings “Risk Factors” for Placer and Southwest respectively), Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC. Placer and Southwest undertake no obligation, and specifically disclaim any obligation, to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. If any of these uncertainties materializes or any of these assumptions proves incorrect, Placer’s or Southwest’s results could differ materially from Placer’s expectations as set forth in these statements.

Additional Information

This press release may be deemed to be solicitation material with respect to the proposed acquisition of Southwest and the issuance of shares of common stock by Placer pursuant to the merger. In connection with the proposed transaction, Placer has filed a registration statement on Form S-4 with the SEC which contains a definitive joint proxy statement/prospectus which has been distributed to the respective shareholders of Placer and Southwest in connection with their vote on the merger. SHAREHOLDERS OF PLACER AND OF SOUTHWEST ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders are urged to read the definitive joint proxy statement/prospectus and any other relevant documents filed or to be filed by Placer or Southwest because they contain or will contain important information about the proposed merger. The Form S-4, and the definitive joint proxy statement/prospectus and any other documents filed or to be filed by Placer or Southwest are, or will be, available free of charge at the SEC’s website, www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC (including the documents incorporated therein by reference) by Placer by contacting Placer’s Corporate Secretary at (916) 554-4750 or by visiting Placer’s website at http://www.plsb.com or from Southwest by contacting Paul M. Weil, Vice Chairman, Corporate Secretary and General Counsel, telephone: (760) 438-1214 or by visiting Southwest’s website at http://www.swcbank.com.

Placer, Southwest and their respective directors and executive officers may be deemed to participate in the solicitation of proxies in respect of the proposed transactions. Information regarding Placer’s directors and executive officers is available in Placer Sierra Bancshares’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the information incorporated therein by reference from the definitive joint proxy statement/prospectus. Information regarding Southwest’s directors and executive officers is available in Southwest’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, which was filed with the SEC on March 16, 2006 and April 20, 2006. Additional information regarding the interests of such potential participants (including the addition of two of Southwest Board of Directors’ members, identified above, to the Board of Directors of Placer following the merger) is included in the definitive joint proxy statement/prospectus as filed with the SEC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

	March 31, 2006	December 31, 2005
Assets:
Cash and due from banks	$61,227	$55,768
Federal funds sold	18,296	1,500

Cash and cash equivalents	79,523	57,268

Investment securities available-for-sale	226,213	228,379
Federal Reserve Bank and Federal Home Loan Bank stock	14,476	14,385
Loans and leases held for investment, net of allowance for loan and lease losses of $16,565 in 2006 and $16,714 in 2005	1,399,628	1,358,772
Premises and equipment, net	24,609	25,288
Cash surrender value of life insurance	44,736	44,330
Goodwill	103,260	103,260
Other intangible assets	11,119	11,589
Other assets	18,402	17,191

Total assets	$1,921,966	$1,860,462

Liabilities and shareholders’ equity:
Liabilities:
Non-interest bearing deposits	$494,879	$502,387
Interest bearing deposits	1,131,915	1,070,495

Total deposits	1,626,794	1,572,882

Short-term borrowings	15,168	11,369
Accrued interest payable and other liabilities	13,432	13,319
Junior subordinated deferrable interest debentures	53,611	53,611

Total liabilities	1,709,005	1,651,181

Shareholders’ equity:
Preferred stock	—	—
Common stock	160,921	160,596
Retained earnings	54,670	50,948
Accumulated other comprehensive loss, net of taxes	(2,630)	(2,263)

Total shareholders’ equity	212,961	209,281

Total liabilities and shareholders’ equity	$1,921,966	$1,860,462

Shares outstanding	15,081,654	15,042,981

Book value per share	$14.12	$13.91

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Interest income:
Interest and fees on loans and leases held for investment	$24,622	$20,766
Interest on deposits with other banks	—	1
Interest and dividends on investment securities:
Taxable	2,527	2,373
Tax-exempt	183	163
Interest on federal funds sold	301	126

Total interest income	27,633	23,429

Interest expense:
Interest on deposits	5,662	2,751
Interest on short-term borrowings	102	34
Interest on junior subordinated deferrable interest debentures	1,036	760

Total interest expense	6,800	3,545

Net interest income	20,833	19,884
Provision for the allowance for loan and lease losses	—	—

Net interest income after provision for the allowance for loan and lease losses	20,833	19,884

Non-interest income:
Service charges and fees on deposit accounts	1,830	1,725
Referral and other loan-related fees	732	518
Increase in cash surrender value of life insurance	406	414
Debit card and merchant discount fees	300	283
Revenues from sales of non-deposit investment products	196	191
Loan servicing income	100	133
Other	126	199

Total non-interest income	3,690	3,463

Non-interest expense:
Salaries and employee benefits	8,301	7,598
Occupancy and equipment	2,063	2,050
Other	5,082	5,276

Total non-interest expense	15,446	14,924

Income before income taxes	9,077	8,423
Provision for income taxes	3,550	3,253

Net income	$5,527	$5,170

Earnings per share:
Basic	$0.37	$0.35

Diluted	$0.36	$0.34

Weighted average shares outstanding:
Basic	15,047,255	14,887,729

Diluted	15,292,683	15,197,096

Cash dividends declared per share	$0.12	$0.12

UNAUDITED CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

($ in thousands)

	Three Months Ended March 31,
	2006	2005
Average assets:
Loans and leases, held for investment	$1,383,375	$1,292,276
Investment securities available-for-sale	226,648	228,650
Federal funds sold	27,414	19,865
Interest bearing deposits with other banks	—	125
Other earning assets	14,400	10,430

Average earning assets	1,651,837	1,551,346
Other assets	244,703	252,412

Average total assets	$1,896,540	$1,803,758

Average liabilities and shareholders’ equity:
Average liabilities:
Non-interest bearing deposits	$490,687	$485,395
Interest bearing deposits	1,103,260	1,039,569

Average deposits	1,593,947	1,524,964
Other interest bearing liabilities	74,622	69,302
Other liabilities	16,710	17,652

Average liabilities	1,685,279	1,611,918
Average equity	211,261	191,840

Average liabilities and shareholders’ equity	$1,896,540	$1,803,758

YIELD ANALYSIS:
Average loans and leases held for investment	$1,383,375	$1,292,276
Yield	7.22%	6.52%
Average earnings assets	$1,651,837	$1,551,346
Yield	6.78%	6.12%
Average interest bearing deposits	$1,103,260	$1,039,569
Cost	2.08%	1.07%
Average deposits	$1,593,947	$1,524,964
Cost	1.44%	0.73%
Average interest bearing liabilities	$1,177,882	$1,108,871
Cost	2.34%	1.30%

Interest spread	4.44%	4.82%
Net interest margin	5.11%	5.20%

CREDIT QUALITY MEASURES

	At or for the Three Months Ended 3/31/06	At or for the Twelve Months Ended 12/31/05	At or for the Nine Months Ended 9/30/05	At or for the Six Months Ended 6/30/05	At or for the Three Months Ended 3/31/05
Non-performing loans and leases to total loans and leases held for investment	0.09%	0.22%	0.13%	0.24%	0.24%
Non-performing assets to total assets	0.07%	0.16%	0.09%	0.17%	0.20%
Allowance for loan and lease losses to total loans and leases held for investment	1.17%	1.22%	1.20%	1.24%	1.29%
Allowance for loan and lease losses to non-performing loans and leases	1294.14%	545.67%	948.36%	527.20%	549.51%
Allowance for loan and lease losses to non-performing assets	1294.14%	545.67%	948.36%	527.20%	452.01%
Net (charge-offs)/recoveries to average loans and leases held for investment	(0.04)%	0.04%	0.00%	0.04%	0.17%

LOANS

($ in thousands)

	Balance at 03/31/06	Balance at 12/31/05	Balance at 09/30/05	Balance at 06/30/05	Balance at 03/31/05
Loans and leases held for investment:
Real estate - mortgage	$1,029,246	$990,362	$966,523	$949,131	$901,956
Real estate - construction	211,605	207,078	197,975	183,886	191,834
Commercial	149,104	147,830	153,172	155,938	155,478
Agricultural	3,645	5,779	8,363	7,652	14,539
Consumer	12,181	11,703	10,910	10,950	9,961
Leases receivable and other	12,755	15,431	17,475	20,477	22,784

Total gross loans and leases held for investment	1,418,536	1,378,183	1,354,418	1,328,034	1,296,552

Less: Allowance for loan and lease losses	(16,565)	(16,714)	(16,236)	(16,475)	(16,738)
Deferred loan and lease fees, net	(2,343)	(2,697)	(2,567)	(2,172)	(2,233)

Total net loans and leases held for investment	$1,399,628	$1,358,772	$1,335,615	$1,309,387	$1,277,581

Total loans and leases held for investment, net of deferred fees and costs	$1,416,193	$1,375,486	$1,351,851	$1,325,862	$1,294,319

Percent of gross loans and leases held for investment:

Real estate - mortgage	72.5%	71.9%	71.4%	71.5%	69.5%
Real estate - construction	14.9%	15.0%	14.6%	13.9%	14.8%
Commercial	10.5%	10.7%	11.3%	11.7%	12.0%
Agricultural	0.3%	0.4%	0.6%	0.6%	1.1%
Consumer	0.9%	0.8%	0.8%	0.8%	0.8%
Leases receivable and other	0.9%	1.2%	1.3%	1.5%	1.8%

	100.0%	100.0%	100.0%	100.0%	100.0%

DEPOSITS

($ in thousands)

	Balance at 03/31/06	Balance at 12/31/05	Balance at 09/30/05	Balance at 06/30/05	Balance at 03/31/05
Non-interest bearing deposits	$494,879	$502,387	$496,787	$501,492	$491,667
Interest bearing deposits:
Interest bearing demand	224,537	223,932	248,013	248,653	246,475
Money market	355,474	289,497	292,154	285,149	281,347
Savings	151,809	164,123	173,138	181,797	178,953
Time, under $100,000	209,235	211,029	197,177	196,076	193,325
Time, $100,000 or more	190,860	181,914	168,478	170,012	163,043

Total interest bearing deposits	1,131,915	1,070,495	1,078,960	1,081,687	1,063,143

Total deposits	$1,626,794	$1,572,882	$1,575,747	$1,583,179	$1,554,810

Percent of total deposits:
Non-interest bearing deposits	30.4%	31.9%	31.5%	31.7%	31.6%

Interest bearing deposits:
Interest bearing demand	13.8%	14.2%	15.7%	15.7%	15.9%
Money market	21.9%	18.5%	18.6%	18.0%	18.1%
Savings	9.3%	10.4%	11.0%	11.5%	11.5%
Time, under $100,000	12.9%	13.4%	12.5%	12.4%	12.4%
Time, $100,000 or more	11.7%	11.6%	10.7%	10.7%	10.5%

Total interest bearing deposits	69.6%	68.1%	68.5%	68.3%	68.4%

	100.0%	100.0%	100.0%	100.0%	100.0%